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                                                                     EXHIBIT 4.5


                                 FIRST AMENDMENT

         This FIRST AMENDMENT (this "Amendment"), dated as of April 27, 1998, is between Matria Healthcare, Inc., a Delaware corporation (the "Borrower"), and BankAmerica Business Credit, Inc., a Delaware corporation (the "Lender").


                              W I T N E S S E T H:

         WHEREAS, the parties hereto are parties to the Loan and Security Agreement dated as of September 15, 1997 (the "Loan and Security Agreement"); and

         WHEREAS, the parties hereto desire to amend the Loan and Security Agreement;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto agree as follows:

         1. Definitions. Capitalized terms used and not otherwise defined in this Amendment are used as defined in the Loan and Security Agreement. This Amendment shall be interpreted in accordance with the conventions set forth in
Section 1.3 of the Loan and Security Agreement.

         2.       Amendments to Loan and Security Agreement.

                  2.1. The definition of "Availability" in Section 1.1 of the Loan and Security Agreement is hereby amended by inserting the following, immediately before the period at the end of such definition:

                  ; provided, further, however, that for purposes of calculating Availability, the aggregate amount of (i) Unbilled Accounts, and (ii) Accounts with respect to which more than 120 days and less than 151 days have elapsed since the Invoice Date therefor, shall not exceed two million dollars ($2,000,000).

                  2.2.     The definition of "Blocked Account Agreement" in
         Section 1.1 of the Loan and Security Agreement is hereby amended and restated to read in its entirety as follows:

                  "Blocked Account Agreement" means that certain Three Party Agreement Relating to Lockbox Services among the Borrower, the Lender and the Bank, as the same may be amended, amended and restated or otherwise modified from time to time in accordance with its terms.


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                  2.3.     The definition of "Eligible Accounts" in Section 1.1
         of the Loan and Security Agreement is hereby amended by replacing clause (b) of such definition with "(b)[Reserved];" and by replacing clause (t) of such definition with "(t) [Reserved];".

                  2.4.     The definition of "Initial Payment Account" in
         Section 1.1 of the Loan and Security Agreement is hereby amended and restated in its entirety to read as follows:

                  "Initial Payment Account" means each bank account (or "Account") of the Borrower identified in the Blocked Account Agreement at the time the Blocked Account Agreement is executed.

                  2.5. The definition of "Payment Account" in Section 1.1 of the Loan and Security Agreement is hereby amended by adding the following sentence to the end thereof:

                  Notwithstanding anything to the contrary in this Agreement, unless the Lender otherwise directs the Borrower in writing, each bank account (or "Account") of the Borrower identified in the Blocked Account Agreement shall constitute a Payment Account.

                  2.6. The definition of "Permitted Lien" in Section 1.1 of the Loan and Security Agreement is hereby amended by: (i) replacing the reference in clause (h) to Section 10.11 with a reference to Section 10.12; (ii) deleting "and" after clause (j) thereof; (iii) deleting the period at the end of clause (k) thereof and substituting "; and" therefor; and (iv) adding the following new clause (l) at the end thereof:

                  (l) the rights and interests of lessors under operating leases under which the Borrower is the lessee, provided that (i) at all times the sum of the lease payments for the full terms of all of such leases does not exceed one million two hundred fifty thousand dollars ($1,250,000) and (ii) each such lease, if secured, is secured only by the equipment subject to such lease and is not secured by any other Collateral.

                  2.7. Section 2.2(b)(i)(A) of the Loan and Security Agreement is hereby amended in its entirety to read as follows:

                  (A) the amount of the Borrowing which in the case of LIBOR Rate Loans or Reference Rate Loans, shall be in an amount of not less than two million five hundred thousand dollars ($2,500,000) and in an integral multiple of five hundred thousand dollars ($500,000) in excess thereof;.


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                  2.8.     Section 3.3 of the Loan and Security Agreement is
         hereby amended in its entirety to read as follows:

                           3.3      Maximum Interest Rate.

                           (a) Notwithstanding the provisions of Section 3.1
                  regarding the rates of interest applicable to the Loans, if at any time the amount of such interest computed on the basis of the Reference Rate or the LIBOR Rate would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time, after taking into account, to the extent required by applicable law, any and all fees, payments, charges and calculations provided for in this Agreement or in any other Loan Document (the "Maximum Rate"), the interest payable under this Agreement shall be computed upon the basis of the Maximum Rate, but any subsequent reduction in the Reference Rate or in the LIBOR Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had not been limited by the Maximum Rate.

                           (b) No agreements, conditions, provisions or
                  stipulations contained in this Agreement or any other instrument, document or agreement between the Borrower and the Lender or default of the Borrower, or the exercise by the Lender of any right (including in respect of the acceleration of payment of principal or interest) under or in connection with this Agreement or any other Loan Document, or the arising of any contingency whatsoever, shall entitle the Lender to collect, in any event, interest exceeding the Maximum Rate and in no event shall the Borrower be obligated to pay interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Maximum Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Rate. In the event any interest is charged in excess of the Maximum Rate ("Excess"), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal then unpaid hereunder; second, applied to reduce the other Obligations; and third, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. The Borrower recognizes that, considering, among other things, fluctuations in the Reference Rate, the LIBOR Rate or the Maximum Rate, such an unintentional result could inadvertently occur. The Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (ii) the Borrower shall not seek or pursue any other


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                  remedy, legal or equitable, against the Lender, based in whole or in part upon the charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Lender, all interest at any time contracted for, charged or received by the Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

                           (c) The provisions of this Section 3.3 shall be deemed to be incorporated into every document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of the Lender with respect to the Borrower (or any other obligor in respect of Obligations), whether or not any provision of this Section 3.3 is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the liabilities and obligations of the Borrower (or other obligor) asserted by the Lender thereunder, be automatically recomputed by the Borrower or other obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section 3.3.

                           (d) If applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement or any other Loan Document than is presently allowed by applicable state or federal law, then the limitation of interest under this Section 3.3 shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Lender by reason thereof shall be payable upon demand.

                  2.9. Section 7.1(d) of the Loan and Security Agreement is hereby amended by deleting the first sentence thereof and substituting therefor the following new sentence:

                  Notwithstanding the foregoing, but subject to the next sentence, nothing contained herein shall be deemed to constitute the grant of security interest in favor of the Lender (x) with respect to the Borrower's interest in any license pursuant to which the Borrower is a licensee or in any lease pursuant to which the Borrower is a lessee or any agreement pursuant to which the Borrower markets the product of any Person which is not an Account Debtor or (y) with respect to the Borrower's ownership interest in Adeza Biomedical Corporation, a Delaware corporation.

                  2.10. Section 7.9(a) of the Loan and Security Agreement is hereby amended by adding the following new sentence to the end thereof:


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                  The Borrower hereby represents and warrants to the Lender that
                  Account Debtor Notices, signed by the Borrower, have been delivered to all of the Account Debtors, including the Specified Account Debtors (but excluding any Government
                  Account Debtors or Self-Pay Account Debtors).

                  2.11. Section 9.29 of the Loan and Security Agreement is hereby amended by adding the following new sentence to the end thereof:

                  On the basis of a comprehensive review and assessment undertaken by the Borrower of the Borrower's computer applications and inquiry made of the Borrower's material suppliers, vendors and customers, the Borrower reasonably believes that the "Year 2000 problem" (that is, the risk that computer applications used by any Person may be unable to recognize and perform properly date- sensitive functions involving certain dates prior to and any date after December 31, 1999) shall not result in a Material Adverse Effect.

                  2.12. Section 10.9 of the Loan and Security Agreement is hereby amended by inserting the following immediately prior to the period at the end thereof:

                  ; provided that the Borrower may repurchase its capital stock in Permitted Stock Repurchases if, and only if, upon any such repurchase the Borrower shall immediately cancel such repurchased capital stock and file all documents and take all other actions required under applicable law in order to give effect to such cancellation.

                  2.13. Section 10.19 of the Loan and Security Agreement is hereby amended by adding the following new sentence immediately prior to the last sentence thereof:

                  Notwithstanding any other provision of this Agreement, upon any repurchase of its capital stock the Borrower shall immediately cancel such repurchased capital stock and file all documents and take all other actions required under applicable law in order to give effect to such cancellation.

                  2.14. Section 12.1 of the Loan and Security Agreement is hereby amended by (i) deleting the period at the end of clause (l) thereof and substituting a semicolon therefor; (ii) deleting "or" after clause (o) thereof; (iii) deleting the period at the end of clause (p) thereof and substituting "; or" therefor; and (iv) adding the following new clause (q) at the end thereof:

                  (q) the Lender shall not have received, on or prior to May 27, 1998, all of the following items, in each case in form and substance reasonably satisfactory to the Lender: (i) the Blocked Account Agreement; (ii) a certificate of insurance (covering the Borrower and its Subsidiaries) and a related "standard insurance


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                  endorsement/loss payable clause" (including a provision to the effect that any notices required to be given to the insurance company by any named insured are waived as to the Lender); and
                  (iii) a "bring-down" opinion from Troutman Sanders LLP to the effect that the opinions set forth in its opinion letter to the Lender dated April 27, 1997 also apply to the Blocked Account Agreement.

                  2.15. Section 13(b) of the Loan and Security Agreement is hereby amended by replacing the reference therein to Section 15.11 with a reference to Section 15.10.

                  2.16. Section 15.4 of the Loan and Security Agreement is hereby amended by deleting "New York" and substituting therefor "Illinois."

                  2.17. Section 15.5 of the Loan and Security Agreement is hereby amending by deleting "New York" and substituting therefor "Illinois", and by deleting "Southern District of New York" and substituting therefor "Northern District of Illinois".

         3. Effect of Amendment; Ratification. On and after the Effective Date (as defined below), (a) all references to the Loan and Security Agreement in the Exhibits thereto and in any other Loan Document shall be deemed to refer to the Loan and Security Agreement as amended hereby, and (b) the phrases "this Loan and Security Agreement" or "this Agreement", as the case may be, and the words "hereof", "herein", "hereunder" and words of similar import, as used in the Loan and Security Agreement shall mean the Loan and Security Agreement as amended hereby. As amended by this Amendment, the Loan and Security Agreement is hereby ratified, approved and confirmed in all respects.

         4. Absence of Events and Events of Default. The Borrower hereby represents and warrants to the Lender that, on and as of the Effective Date (as defined below), no Event or Event of Default has occurred and is continuing.

         5. Effective Date. The amendments set forth herein shall become effective on the date (the "Effective Date") when: (a) the Lender shall have executed this Amendment; and (b) the Lender shall have received counterparts of this Amendment executed by the Borrower (or notice of such execution satisfactory to the Lender).

         6. Incorporation by Reference. This Amendment shall be considered to be a Loan Document. Without limiting the effect of any provisions of the Loan and Security Agreement, and without limiting the fact that this Amendment is a Loan Document, Sections 7.9, 9.1, 9.2, 9.3, 9.4, 15.3, 15.4, 15.5, 15.6, 15.9,
15.11, 15.13, 15.15 and 15.16 of the Loan and Security Agreement (as amended hereby) are hereby incorporated into this Amendment by this reference, with the references in such Sections to the Loan and Security Agreement or any other Loan Documents applying instead with equal force to this Amendment. All representations and warranties so incorporated by reference shall be deemed to be made to the Lender and to be made as of the Effective Date.


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         7.       Amendments and Waivers. This Amendment shall not be amended, modified or waived except by written consent of both parties hereto.

         8. Closing Certificates. Each officer's certificate signed by an officer of the Borrower or the Guarantor and delivered to the Lender pursuant to
Section 11.1 of the Loan and Security Agreement shall be dated the date of this Amendment unless the Lender otherwise consents.


                               [SIGNATURES FOLLOW]

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                    MATRIA HEALTHCARE, INC.

                                    By:
                                       --------------------------------------
                                       Donald R. Millard
                                       President and Chief Executive Officer


                                    BANKAMERICA BUSINESS CREDIT, INC.


                                    By:
                                       --------------------------------------
                                    Pamela M. Turner
                                    Vice President